Exhibit 99.1

News Release

CONTACT: Investor Relations
Taylor Morrison Home Corporation
(480) 734-2060
investor@taylormorrison.com

Taylor Morrison Reports Second Quarter 2020 Results, Tracking to Year-over-year Net Sales Growth of 80 Percent for July

SCOTTSDALE, Ariz., July 30, 2020 –– Taylor Morrison Home Corporation (NYSE: TMHC) today reported adjusted diluted earnings per share of $0.80 and GAAP diluted earnings per share of $0.50.

Second Quarter 2020 Highlights:

•	Net sales orders were 3,453, approximately a 23 percent increase over the prior year quarter

•	Average monthly sales pace per community was 2.8, tying the highest level for the second quarter in years

•	Home closings were 3,212, approximately a 24 percent increase over the prior year quarter

•	Total revenue was $1.53 billion, more than a 20 percent increase compared to the prior year quarter

•	SG&A as a percentage of home closings revenue was 9.9 percent, down 20 basis points from the prior year quarter

“I’m happy to share that the trends we reported a couple of weeks ago in connection with our recent bond offering have continued through July,” said Sheryl Palmer, Taylor Morrison chairman and CEO. “With two days left in the month we’re on track to deliver year-over-year growth in net sales of approximately 80 percent and a projected average monthly sales pace per community of nearly 4, about 60 percent growth year-over-year.”

The company finished the quarter with 3,453 net sales, representing year-over-year growth of approximately 23 percent, which was driven by May and June’s impressive year-over-year growth of nearly 17 percent and 94 percent, respectively. The overall strength in sales drove a quarterly average monthly sales pace per community of 2.8, which ties the highest level for a second quarter in years for the company. June was the standout month in the quarter with a sales pace of 4.3, which was the highest pace in the company’s history. “Pace is a critical metric providing an apples-to-apples lens for sales activity levels and it’s important to note the strong performance in this data point was driven by both the Taylor Morrison and William Lyon legacy businesses,” said Palmer.

“I continue to be encouraged by another significant driver of our strong sales performance and that’s our unmatched focus on the virtual experience with new innovative tools and digital capabilities,” added Palmer. “This forward-thinking strategy allowed us to move quickly when rapid change was required, as our website offers more than just a digital retail experience, serving as a true extension of our sales teams.”

Today, most of the Company’s buyers begin their buying experience virtually. “We believe more than half of our buyers take a hybrid approach where they complete nearly the entire buying process virtually but will visit us in-person to complete their purchase agreement or to do their final walk through. And the true ‘cherry on top’ is our complete end-to-end virtual buyer, who never steps foot in a sales center and completes 100 percent of the sales process virtually. For the second quarter we averaged 2.4, 100 percent virtual sales per day,” said Palmer.

As a result of feedback from our customers, effective August 1st all Taylor Morrison homes sold for new construction will include a number of “Taylor Morrison Live Well” product enhancements. These products will be standard features in every home including an upgraded air filtration system, a new whole house water filtration system and a microbicidal interior paint with a chemical free formula which absorbs bacteria and prevents mold—all contributing to cleaner indoor air quality. “With our customers spending much of their time at home these days, we want to positively contribute to their quality of life by providing standard features that will help keep them healthy,” said Palmer. Taylor Morrison will also be introducing a suite of additional health and wellness features that can be added as an option during the design center process.

“Earlier this month, the Company completed a bond offering as a part of our previously stated desire to refinance the debt assumed in the William Lyon Homes acquisition,” said Dave Cone, Executive Vice President and Chief Financial Officer. “During this offering we raised $500 million in 10-year bonds at 5.125 percent, which was used to partially refinance the acquired 2023 and 2025 bonds. In addition, we used about $125 million of our cash on-hand to pay off a portion of the same sets of notes while also covering the standard fees and call premiums associated with the refinance. In total, this effort will save the company about $10 million in annualized interest while also furthering our focus on de-levering over time.”

The company was able to incorporate a significant pay down piece to this refinancing project because of its strong liquidity position. At the end of the second quarter, and before the debt refinancing, the company had over $900 million in total available liquidity. About $675 million of that was cash on-hand with the remaining difference comprised of capacity on our $800 million corporate revolver. “We did have $485 million in borrowings on the revolver at quarter end, but similar to the end of the first quarter, much of that has been held in cash on our balance sheet as we’ve taken a cautious approach to preserve liquidity during these uncertain times,” said Cone. “We anticipate paying off some or all of the revolver balance by year-end, subject to other considerations around balance sheet management as previously discussed. Our net debt to capital ratio at the end of the second quarter was 46 percent, and we expect it to be in the low to mid 40 percent range at year-end. Our leverage continues to track well ahead of where we expected to be at this point in 2020 and we now believe we will reduce our leverage to the low 40 percent range by the end of 2021, as compared to our previous expectation of mid 40 percent.”

“We had about $51 million in transaction expenses and other items, including purchase price accounting of $32.1 million, that impacted our results for the second quarter,” said Cone. “When controlling for these, our adjusted net income for the quarter was approximately $104 million demonstrating the strength of our core operations.” GAAP net income was about $66 million.

For the quarter, home closings gross margin was 17.6 percent, adjusted for purchasing accounting and GAAP home closings gross margin was 15.4 percent for the quarter, inclusive of capitalized interest and purchase accounting, which is consistent with the second quarter expectations we shared on our first quarter call,” added Cone. “The strong orders success in the second quarter led to better than anticipated sales of finished spec inventory from William Lyon that sold and closed within the quarter. While this did put a bit of pressure on margins, we are excited to be working through this aged finished spec inventory more quickly than we planned and is a big reason in how we drove the number of finished specs per community from 1.7 in the first quarter to 1.3 in the second quarter. I am also pleased to report that even with our effort to reduce this aged inventory, our second quarter total incentive levels were sequentially lower than the first quarter as well as lower on a year-over-year basis.”

The Company ended the quarter with 6,805 units in backlog, a year-over-year increase of almost 35 percent, with a sales value of approximately $3.2 billion. As of June 30, 2020, Taylor Morrison owned or controlled approximately 67,000 homebuilding lots, representing 4.9 years of supply of which 3.5 years were owned, based on a trailing twelve months of closings including a full-year impact from William Lyon.

Quarterly Financial Comparison

($ thousands)

	Q2 2020	Q2 2019	Q2 2020 vs. Q2 2019

Total Revenue	$1,526,685	$1,265,426	20.6%

Home Closings Revenue	$1,470,994	$1,232,261	19.4%

Home Closings Gross Margin	$226,770	$222,192	2.1%

	15.4%	18.0%	260 bps decrease

Adjusted Home Closings Gross Margin	$258,908	$222,192	16.5%

	17.6%	18.0%	40 bps decrease

SG&A % of Home Closings Revenue	$145,150 9.9%	$124,817 10.1%	16.3% 20 bps leverage

Third Quarter and Full Year 2020 Business Outlook

Third Quarter 2020:

•	Average active community count is expected to be about 410

•	Home closings are expected to be between 3,000 and 3,200

•	GAAP home closings gross margin, inclusive of capitalized interest and purchase accounting, is expected to be in the mid-to-high 16 percent range

•	A debt refinancing charge of $8 million

•	Effective tax rate is expected to be about 22 percent

•	Diluted share count is expected to be about 131 million

Full Year 2020:

•	Home closings are expected to be approximately 12,000

•	GAAP home closings gross margin, inclusive of capitalized interest and purchase accounting, is expected to be in the low-to-mid 16 percent range

•	SG&A as a percentage of home closings revenue is expected to be in the low 10 percent range

•	Effective tax rate is expected to be about 25 percent

•	Land and development spend is expected to be approximately $1.4 billion to $1.5 billion

•	Diluted share count is expected to be about 129 million

Earnings Webcast

A public webcast to discuss the second quarter 2020 earnings will be held later today at 8:30 a.m. Eastern time. The participant dial-in is 1 (855) 470-8731 and the passcode is 8068359. More information can be found on the Company’s investor relations website at investors.taylormorrison.com. A webcast replay will also be available on the site later today and will be available for one year from the date of the original earnings call.

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE: TMHC) is a leading national homebuilder and developer that has been recognized as the 2016-2020 America’s Most Trusted® Home Builder by Lifestory Research. Based in Scottsdale, Arizona we operate under three well-established brands, Taylor Morrison, Darling Homes and William Lyon Signature. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and active adult buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence. We also have an exclusive partnership with Christopher Todd Communities, a growing Phoenix-based developer of innovative, luxury rental communities to operate a “Build-to-Rent” homebuilding business.

For more information about Taylor Morrison, Darling Homes and William Lyon Signature, please visit www.taylormorrison.com or www.darlinghomes.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: the scale and scope of the recent COVID-19 (coronavirus) outbreak and resulting pandemic; changes in general and local economic conditions (including as a result of recent extreme weather conditions); slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; inflation or deflation; the seasonality of our business; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; material losses in excess of insurance limits; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the inherent uncertainty associated with financial or other projections; the risks associated with maintaining effective internal controls over financial reporting; and risks related to the integration of William Lyon Homes and the ability to recognize the anticipated benefits from the combination of Taylor Morrison and William Lyon Homes. In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q for the first quarter ended March 31, 2020 filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Home closings revenue, net	$1,470,994	$1,232,261	$2,735,634	$2,132,142
Land closings revenue	10,546	5,858	33,485	9,971
Financial services revenue	40,297	22,819	68,336	38,863
Amenity and other revenue	4,848	4,488	34,929	9,542

Total revenues	1,526,685	1,265,426	2,872,384	2,190,518
Cost of home closings	1,244,224	1,010,069	2,314,727	1,745,866
Cost of land closings	10,287	3,792	37,419	6,484
Financial services expenses	22,796	13,045	43,443	23,766
Amenity and other expense	5,200	4,746	34,861	8,588

Total cost of revenues	1,282,507	1,031,652	2,430,450	1,784,704
Gross margin	244,178	233,774	441,934	405,814
Sales, commissions and other marketing costs	94,038	82,615	180,365	150,044
General and administrative expenses	51,112	42,202	101,638	78,656
Equity in income of unconsolidated entities	(3,495)	(3,561)	(5,921)	(5,880)
Interest income, net	(337)	(958)	(897)	(1,291)
Other (income)/expense, net	(696)	(489)	5,595	(1,881)
Transaction expenses	18,712	1,750	105,086	5,879
Loss on extinguishment of debt	—	2,196	—	2,196

Income before income taxes	84,844	110,019	56,068	178,091
Income tax provision	17,622	28,131	18,403	44,922

Net income before allocation to non-controlling interests	67,222	81,888	37,665	133,169
Net income attributable to non-controlling interests—joint ventures	(1,548)	(37)	(3,423)	(187)

Net income available to Taylor Morrison Home Corporation	$65,674	$81,851	$34,242	$132,982

Earnings per common share
Basic	$0.51	$0.77	$0.27	$1.23
Diluted	$0.50	$0.76	$0.27	$1.21
Weighted average number of shares of common stock:
Basic	129,629	106,238	125,768	108,363
Diluted	130,364	107,232	126,726	109,479

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$674,685	$326,437
Restricted cash	2,218	2,135

Total cash, cash equivalents, and restricted cash	676,903	328,572
Owned inventory	5,595,951	3,967,359
Consolidated real estate not owned	175,710	19,185

Total real estate inventory	5,771,661	3,986,544
Land deposits	152,960	39,810
Mortgage loans held for sale	209,927	190,880
Derivative assets	7,212	2,099
Lease right of use assets	75,656	36,663
Prepaid expenses and other assets, net	205,954	85,515
Other receivables, net	97,588	70,447
Investments in unconsolidated entities	112,333	128,759
Deferred tax assets, net	277,106	140,466
Property and equipment, net	96,504	85,866
Intangible assets, net	1,090	637
Goodwill	637,440	149,428

Total assets	$8,322,334	$5,245,686

Liabilities
Accounts payable	$215,063	$164,580
Accrued expenses and other liabilities	408,665	325,368
Lease liabilities	84,201	42,317
Income taxes payable	9,320	3,719
Customer deposits	198,763	167,328
Estimated development liability	36,132	36,705
Senior notes, net	2,760,718	1,635,008
Loans payable and other borrowings	374,238	182,531
Revolving credit facility borrowings	485,000	—
Mortgage warehouse borrowings	149,784	123,233
Liabilities attributable to consolidated real estate not owned	175,710	19,185

Total liabilities	$4,897,594	$2,699,974

Stockholders’ Equity
Total stockholders’ equity	3,424,740	2,545,712

Total liabilities and stockholders’ equity	$8,322,334	$5,245,686

Homes Closed and Home Closings Revenue, Net

	Three Months Ended June 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2020	2019	Change	2020	2019	Change	2020	2019	Change

East	1,097	1,180	(7.0)%	$467,154	$476,144	(1.9)%	$426	$404	5.4%

Central	1,059	746	42.0	473,549	361,893	30.9	447	485	(7.8)

West	1,056	668	58.1	530,291	394,224	34.5	502	590	(14.9)

Total	3,212	2,594	23.8%	$1,470,994	$1,232,261	19.4%	$458	$475	(3.6)%

	Six Months Ended June 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2020	2019	Change	2020	2019	Change	2020	2019	Change

East	2,082	2,034	2.4%	$862,870	$824,313	4.7%	$414	$405	2.2%

Central	1,878	1,291	45.5	846,573	614,457	37.8	451	476	(5.3)

West	2,013	1,207	66.8	1,026,191	693,372	48.0	510	574	(11.1)

Total	5,973	4,532	31.8%	$2,735,634	$2,132,142	28.3%	$458	$470	(2.6)%

Net Sales Orders:
	Three Months Ended June 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2020	2019	Change	2020	2019	Change	2020	2019	Change

East	1,176	1,315	(10.6)%	$484,701	$533,931	(9.2)%	$412	$406	1.5%

Central	1,003	820	22.3	437,568	398,770	9.7	436	486	(10.3)

West	1,274	675	88.7	643,156	360,295	78.5	505	534	(5.4)

Total	3,453	2,810	22.9%	$1,565,425	$1,292,996	21.1%	$453	$460	(1.5) %

	Six Months Ended June 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2020	2019	Change	2020	2019	Change	2020	2019	Change

East	2,537	2,450	3.6%	$1,046,245	$1,006,267	4.0%	$412	$411	0.2%

Central	1,909	1,621	17.8	861,631	769,092	12.0	451	474	(4.9)

West	2,473	1,354	82.6	1,275,399	730,179	74.7	516	539	(4.3)

Total	6,919	5,425	27.5%	$3,183,275	$2,505,538	27.0%	$460	$462	(0.4)%

Sales Order Backlog:

	As of June 30,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2020	2019	Change	2020	2019	Change	2020	2019	Change

East	2,271	2,054	10.6%	$974,860	$906,518	7.5%	$429	$441	(2.7)%

Central	2,111	1,750	20.6	1,006,002	886,430	13.5	477	507	(5.9)

West	2,423	1,247	94.3	1,245,301	660,017	88.7	514	529	(2.8)

Total	6,805	5,051	34.7%	$3,226,163	$2,452,965	31.5%	$474	$486	(2.5)%

Average Active Selling Communities:

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change

East	153	161	(5.0)%	148	167	(11.4)%

Central	132	137	(3.6)	133	140	(5.0)

West	126	59	113.6	112	59	89.8

Total	411	357	15.1%	393	366	7.4%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we have provided information in this Quarterly Report relating to: (i) adjusted income before income taxes, (ii) EBITDA and adjusted EBITDA, (iii) adjusted net income and adjusted earnings per share, (iv) net homebuilding debt to capitalization ratio, (v) adjusted home closings gross margin, and (vi) adjusted income before income taxes margin.

Adjusted income before income taxes is a non-GAAP financial measure that reflects our income before income taxes excluding the impact of purchase accounting adjustments related to the acquisition of William Lyon Homes (“WLH”), transaction expenses and loss on extinguishment of debt, as applicable. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude interest income/(expense), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA), non-cash compensation expense, if any, purchase accounting adjustments, relating to the acquisition of WLH, transaction expenses and loss on extinguishment of debt, as applicable. Adjusted net income and adjusted earnings per share are non-GAAP financial measures that reflect the net income available to the Company excluding the impact of purchase accounting adjustments, relating to the acquisition of WLH, transaction expenses, loss on extinguishment of debt and the tax impact due to such adjustments. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, less unamortized debt issuance costs/premiums and mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity). Adjusted home closings gross margin is a non-GAAP financial measure calculated based on GAAP home closings gross margin (which is inclusive of capitalized interest), excluding purchase accounting adjustments relating to the acquisition of WLH.

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted income before income taxes and related margin, adjusted net income and adjusted earnings per share, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason. We believe that adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the varying effects of items or transactions we do not believe are characteristic of our ongoing operations or performance.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

Adjusted Net Income and Adjusted Earnings Per Share

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2020	2019
Net income available to TMHC	$65,674	$81,851
William Lyon Homes related purchase accounting adjustments	32,138	—
Transaction expenses	18,712	1,750
Loss on extinguishment of debt	$—	2,196
Tax impact due to Transaction expenses and Loss on extinguishment of debt	(12,709)	(1,010)

Adjusted net income	$103,815	$84,787

Basic weighted average shares	129,629	106,238
Adjusted earnings per common share - Basic	$0.80	$0.80

Adjusted diluted weighted average shares	130,364	107,232
Adjusted earnings per common share - Diluted	$0.80	$0.79

Adjusted Income Before Income Taxes and Related Margin

	Three Months Ended June 30,
(Dollars in thousands)	2020	2019
Income before income taxes	$84,844	$110,019
William Lyon Homes related purchase accounting adjustments	32,138	—
Transaction expenses	18,712	1,750
Loss on extinguishment of debt	$—	2,196

Adjusted income before income taxes	$135,694	$113,965

Total revenues	$1,526,685	$1,265,426

Income before income taxes margin	5.6%	8.7%
Adjusted income before income taxes margin	8.9%	9.0%

Adjusted Home Closings Gross Margin

	Three Months Ended June 30,
(Dollars in thousands)	2020	2019
Home closings revenue	$1,470,994	$1,232,261
Cost of home closings	1,244,224	1,010,069

Home closings gross margin	$226,770	$222,192
William Lyon Homes homebuilding related purchase accounting adjustments	32,138	—

Adjusted home closings gross margin	$258,908	$222,192

Home closings gross margin as a percentage of home closings revenue	15.4%	18.0%
Adjusted home closings gross margin as a percentage of home closings revenue	17.6%	18.0%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended June 30,
(Dollars in thousands)	2020	2019
Net income before allocation to non-controlling interests	$67,222	$81,888
Interest income/(expense), net	(337)	(958)
Amortization of capitalized interest	28,667	24,076
Income tax provision	17,622	28,131
Depreciation and amortization	1,467	531

EBITDA	$114,641	$133,668
Non-cash compensation expense	4,986	3,826
William Lyon Homes related purchase accounting adjustments	32,138	—
Transaction expenses	18,712	1,750
Loss on extinguishment of debt	$—	2,196

Adjusted EBITDA	$170,477	$141,440

Total revenues	$1,526,685	$1,265,426
EBITDA as a percentage of total revenues	7.5%	10.6%
Adjusted EBITDA as a percentage of total revenues	11.2%	11.2%

Net Homebuilding Debt to Capitalization Ratio Reconciliation

(Dollars in thousands)	As of June 30, 2020
Total debt	$3,769,740
Less unamortized debt issuance costs/premiums	23,832
Less mortgage warehouse borrowings	149,784

Total homebuilding debt	$3,596,124
Less cash and cash equivalents	674,685

Net homebuilding debt	$2,921,439
Total equity	3,424,740

Total capitalization	$6,346,179

Net homebuilding debt to capitalization ratio	46.0%